Exhibit 2.8

MEMBERSHIP INTEREST POWER

For value received, AdCare Property Holdings, LLC (“Transferor”) is the owner of 100% of the issued and outstanding membership units of Edwards Redeemer Property Holdings, LLC, a Georgia limited liability company (the “Company”) does hereby assign and transfer to Christopher F. Brogdon, an individual resident of the State of Georgia, any and all of the right, title and interest that Transferor has or may have in and to its 100% interest in the Company (the “Transferred Interests”). Transferor hereby irrevocably constitutes and appoints                                                  or any other duly authorized officer or attorney of the Company to transfer such right, title and interest of the Transferred Interests on the books of the Company with full power of substitution in the premises.

Transferor represents and warrants that: (i) Transferor is the owners of the Transferred Interests free and clear of any and all liens, pledges, encumbrances, charges, assessments, agreements, options or claims (collectively, “Adverse Interests”); (ii) Transferor has the full right, power and authority to transfer, convey, assign and deliver the Transferred Interests; (iii) the Transferred Interests are hereby transferred free and clear of all Adverse Interests; and (iv) the Transferred Interests constitute, 100% of all membership interests in the Company.

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Executed as of the 12th day of October, 2012.

TRANSFEROR:

ADCARE PROPERTY HOLDINGS, LLC

By:	/s/ Boyd P. Gentry
Boyd P. Gentry, Manager